UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2013

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Executive Officer Annual Salaries.

On December 20, 2013 (the “Grant Date”), the Compensation Committee of the Board of Directors of Marchex, Inc. (the “Corporation” or “Marchex”) pursuant to its review of annual compensation for executive officers of the Corporation, approved revised annual salaries for certain of the Corporation’s executive officers in the below table effective July 1, 2014:

Name of Executive Officer	Salary
Russell C. Horowitz	$255,000
Michael Arends	$280,000
Ethan Caldwell	$255,000
Peter Christothoulou	$255,000

Performance Equity Awards.

On the Grant Date, the Corporation’s Compensation Committee, pursuant to its review of equity award incentives for executive officers of the Corporation, approved stock option grants and grants of restricted stock under the Corporation’s 2012 Stock Incentive Plan (the “Plan”) effective on the Grant Date to the executive officers in the below table (subject to continued employment at such time) in the following amounts:

Name of Executive Officer	Option for Number of Shares of Class B Common Stock	Number of Restricted Shares of Class B Common Stock
Russell C. Horowitz	37,500	37,500
Michael Arends	45,000	45,000
Ethan Caldwell	37,500	37,500
Peter Christothoulou	53,750	53,750

Each such option shall have an exercise price of $8.94 per share, the closing price of the Corporation’s Class B common stock on the Grant Date, shall be an incentive stock option to the extent permitted by the Internal Revenue Code of 1986, as amended (the “Code”), and otherwise a nonqualified stock option. The restricted stock will be valued based upon the closing price of the Corporation’s Class B common stock on the Grant Date.

Such options and shares of restricted stock have been issued in 2 separate tranches, tranche a and b, each representing approximately 50%, of such performance equity awards. Such options and restricted stock shall vest on the later of (a) the 12 (tranche a) or 24 (tranche b) month anniversary of the Grant Date, and (b) the last day of the first 20 consecutive trading day period after the Grant Date during which the average closing price of the Corporation’s Class B common stock over such period is equal to or greater than $9.00 (tranche a) or $9.50 (tranche b).

Time-based Stock Option and Restricted Stock Awards.

On the Grant Date, the Corporation’s Compensation Committee, pursuant to its review of equity award incentives for executive officers of the Corporation, approved stock option grants and grants of restricted stock under the Plan effective on the Grant Date to the executive officers in the below table (subject to continued employment at such times) in the following amounts:

Name of Executive Officer	Option for Number of Shares of Class B Common Stock	Number of Restricted Shares of Class B Common Stock
Russell C. Horowitz	37,500	37,500
Michael Arends	95,000	45,000
Ethan Caldwell	37,500	37,500
Peter Christothoulou	113,750	53,750

Each such option shall have an exercise price of $8.94 per share, the closing price of the Corporation’s Class B common stock on the Grant Date, shall be an incentive stock option to the extent permitted by the Code, and otherwise a nonqualified stock option, with 25% of the option shares vesting on the first annual anniversary of the Grant Date and thereafter 1/12th of the remainder will vest quarterly thereafter for the following three years. 25% of the restricted shares shall vest on each of the first, second, third and fourth annual anniversaries of the Grant Date. The restricted stock will be valued based upon the closing price of the Corporation’s Class B common stock on the Grant Date.

One hundred percent (100%) of all performance and time-based options and restricted stock described above not already vested as of the date thereof, shall become immediately vested upon the occurrence of both (a) a Change of Control (as defined in such award agreements), (b) followed by (i) a termination without cause of the executive officer’s employment by the Corporation or any successor thereto, (ii) a Diminution in Duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the Change of Control.

Marchex, Inc. Amended & Restated Annual Incentive Plan.

Pursuant to the Marchex Amended & Restated Annual Incentive Plan (the “Amended & Restated Incentive Plan”), on December 20, 2013 the Corporation’s Compensation Committee determined for the 2014 fiscal period that the aggregate amount of the entire bonus pool is up to $1,672,000, that the participants for the 2014 fiscal period are Russell C. Horowitz, Michael A. Arends, Ethan A. Caldwell and Peter Christothoulou, and that the target bonus pool shall be 100% of base salary and shall be based on achieving specified revenue and adjusted OIBA targets for the 2014 fiscal period as follows:

If Revenue or Adjusted OIB Achievement is:	Bonus Payout % of base salary
<85%	0%
<85-89.9%	15%
90 – 94.9%	35%
95 – 99.9%	60%
100 – 104.9%	100%
105 -109.9%	135%
>110%	160%

Bonuses are based on: 1/3 from Revenue target attainment

2/3 from Adjusted OIBA target attainment

The Compensation Committee determined that for the 2014 fiscal period any bonuses paid out under the Amended & Restated Annual Incentive Plan shall be paid within seventy (70) days of the end of each fiscal quarter.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2013	MARCHEX, INC.

	By:	/S/ RUSSELL C. HOROWITZ
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer